Exhibit 99.1

Sensient Technologies Corporation
777 East Wisconsin Avenue
News Release	Milwaukee, WI 53202
www.sensient.com
Contact:	Amy Agallar
(414) 347-3706

Sensient Appoints Steve Morris as President, Flavors & Extracts Group

Craig Mitchell Announces Retirement from Sensient

MILWAUKEE, WI – July 27, 2023 – Sensient Technologies Corporation (NYSE: SXT) announced today that Craig Mitchell has informed the company that he intends to retire from his position as President, Flavors & Extracts Group, effective January 1, 2024.  Sensient has appointed Steve Morris, currently the General Manager, Sweet & Beverage Flavors North America, to succeed Mr. Mitchell upon his retirement.

Steve Morris joined Sensient’s Color Group in June 2007 and served as Sales Director of Food Colors US.  He served as General Manager, Food Colors from October 2012 through August 2017, during which time his oversight progressively expanded from the US to North America, and ultimately to the Americas.  Mr. Morris has held his current role as General Manager, Sweet & Beverage Flavors North America since August 2017.  Prior to joining Sensient, Mr. Morris held various commercial leadership roles at DuPont (Solae) and operations management roles at Unilever.  Steve holds a Bachelor of Science in Chemical Engineering from Iowa State University and an MBA from Washington University’s Olin School of Business.  Mr. Morris was born and raised in Iowa and is married with three adult children.

Over the upcoming months, Mr. Mitchell and Mr. Morris will work together to ensure a smooth transition.

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“On behalf of the Board of Directors and the Executive Team, I want to thank Craig for his exceptional contributions over the last five years,” said Paul Manning, Chairman of the Board, President, and Chief Executive Officer of Sensient Technologies Corporation. “Since joining the company in 2018, Craig has greatly strengthened the Flavors & Extracts Group and its commercial focus and helped solidify key customer relationships.  We wish him and his family all the best in his upcoming retirement.”

Mr. Manning added, “On behalf of the Board, I also want to congratulate Steve on this appointment. He has excelled in both the Flavors and Color Groups during the last 16 years. While serving in his current role, Steve has done an outstanding job transitioning the portfolio to higher value-added flavor and ingredient products and has consistently improved revenue and profit growth.  His operational, commercial, and general management experience position him well to continue driving growth across the Flavors & Extracts Group.”

About Sensient Technologies

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors, and other specialty ingredients. Sensient uses advanced technologies and robust global supply chain capabilities to develop specialized solutions for food and beverages, as well as products that serve the pharmaceutical, nutraceutical, and personal care industries. Sensient’s customers range in size from small entrepreneurial businesses to major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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